Julian Singer
JDS1, LLC
2200 Fletcher Avenue, Suite 501
Fort Lee, New Jersey 07024
10/2/2019
VIA EMAIL & OVERNIGHT DELIVERY
Support.com, Inc.
1200 Crossman Ave., Suite 210
Sunnyvale, California 94089
Attn: Chairman of the Board of Directors

REGISTERED AGENT BY OVERNIGHT DELIVERY:

Support.com, Inc.
1521 Concord Pike (US 202), Suite 301
Wilmington, Delaware 19803

Re: Stockholder Inspection Pursuant to Section 220 of the DGCL

Dear Chairman:

I am writing to you on behalf of myself and JDS1, LLC (collectively, “JDS Persons”).  The JDS Persons are, collectively, the beneficial owners of 929,700 shares of common stock of Support.com, Inc. (the “Company”)1. Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), The JDS Persons hereby demand that the Company make available for inspection and copying the Books and Records of the Company described in Exhibit 1 attached hereto.
Background Facts
The JDS Persons have repeatedly engaged with the Company, as well as with the Company’s board of directors (the “Board”) and management, in an effort to obtain from the Company information regarding the analysis, discussion, considerations and process used by the Board to support the implementation of the Current Plan (as defined below), including any Section 382 studies and related work papers at both the federal and state levels (the “NOL Analysis”).
On April 20, 2016, the Company entered in that certain Section 382 Tax Benefits Preservation Plan with Computershare Trust Company, N.A. (the “Expired Plan”), pursuant to which the Company attempted to preserve certain net operating losses in light of potential Section 382 considerations.  In April 2019, the JDS Persons requested an exemption to the Expired Plan in relation to prospective additional acquisitions of shares of the Company’s common stock and also requested information from the Company about the Company’s percentage change in ownership of stock among certain shareholders over a three-year period for purposes of Section 382 analysis.  Without explanation, the Company refused to provide the requested information or communicate regarding its decision to refuse the exemption request.  On April 20, 2019, the Expired Plan expired in accordance with its terms.

1Enclosed herewith are true and correct copies of the Maxim Securities and Stifel brokerage statements showing the JDS Persons’ status as beneficial owners of the Company’s common stock.

During the same time frame, the JDS Persons were encouraged by the Board to submit Board candidate nominations for the Company’s review.  Therefore the JDS Persons submitted five highly qualified, independent candidates and corresponded with the Company in relation thereto (the “JDS Nominations Process”).  However, the Company did not interview with or make any apparent efforts whatsoever to consider the JDS Persons’ highly qualified candidates.
On August 21, 2019, the JDS Persons jointly filed a Schedule 13D in relation to their beneficial ownership in the Company’s shares representing a 4.9% interest therein.  Immediately thereafter, on August 21, 2019 the Company put in place a new Section 382 plan pursuant to that certain Section 382 Tax Benefits Preservation Plan, by and between the Company and Computershare Trust Company, N.A. (the “Current Plan”) as currently in effect. The Company established (and the Board adopted) the Current Plan for the purported but unsubstantiated purpose of protecting its ability to utilize net operating loss carryovers to reduce potential future income tax obligations. The Company has not disclosed any details of the NOL Analysis and any related steps taken by the Company or the Board in determining to establish the Current Plan.  According to the 8-K, the Current Plan was implemented “to diminish the risk that the Company could experience an “ownership change” as defined in Section 382”.  The Company did not present or make mention of any specific evidence of the NOL Analysis.
In light of the foregoing, the JDS Persons request that the Company provide the JDS Persons with Books and Records responsive to all of the purposes of the demanded inspection as set forth below.  Moreover, the JDS Persons have credible reason to believe that information of the requested nature exists, since the Company itself states in the 8-K, “the Company periodically monitors its NOLs” and therefore the Company possesses Books and Records that are in-scope and properly responsive to this letter.
The JDS Persons believe that the Board appears to be using its purported Section 382 purpose for the Current Plan as cover to obfuscate the Current Plan’s real intended purpose as a tool for board entrenchment.  Such a strategy is contrary to the best interests of the Company’s stockholders and the Board’s fiduciary duty to serve those interests.  The lack of responsive Section 382 analysis from the Company further confirms this intention.  Additionally, the Company’s actions imply that the Current Plan was enacted as a direct defensive response to the JDS Persons increased ownership position in August 2019, rather than for Section 382 purposes.  The reality of the Board’s entrenchment activities and internal tactics with respect to the Current Plan stand in stark contrast to the Company’s stated Section 382 purpose.  The JDS Persons obtained their ownership interests under the belief, and continue to believe, that the Company’s intrinsic value has not been fully realized in the Company’s current share price in light of the foregoing actions by the Company and its Board.
.2

Proper Purposes
As explained more fully below, the purposes of the demanded inspection are:
1.	To investigate potential mismanagement, wrongdoing and/or breaches of fiduciary duties by members of the Board or others in connection with the implementation of the Current Plan;
2.	To evaluate the decision-making process and deliberations undertaken by the Board and the Nominating and Corporate Governance Committee in connection with the implementation of the Current Plan;
3.	To investigate potential mismanagement, wrongdoing and/or breaches of fiduciary duties by members of the Board or others in connection with the JDS Nominations Process;
4.	To evaluate the Books and Records of the Company as evincing and demonstrating the accounting records, analysis and commentary in connection with the implementation of the Current Plan;
5.	To initiate litigation or take other appropriate action in the event certain directors or others did not properly discharge their duties to the Company and its stockholders;
6.
To assess the suitability of the members of the Board to continue in office, to assess the advisability of proposing changes in the members of the Board, and to facilitate informed voting in any election of directors;

7.
To assess the advisability of proposing governance reforms in light of the implementation of the Current Plan, including, without limitation, reforms concerning stockholder ability to approve similar and related actions; and

8.	Communicating with other stockholders regarding the foregoing.
According to 8 Del. C. § 220(b)(2), a “proper purpose” shall mean a purpose reasonably related to such person’s interest as a stockholder. Each of the above purposes is a proper purpose. Under Delaware law, it is well established that a stockholder’s “desire to investigate wrongdoing or mismanagement is a ‘proper purpose’” for a books and records demand. Seinfeld v. Verizon Commc’n Inc., 909 A.2d 117, 121 (Del. 2006) (citing Nodana Petroleum Corp. v. State ex rel. Brennan, 123 A.2d 243, 246 (Del. 1956)). Investigating mismanagement is proper “because where the allegations of mismanagement prove meritorious, investigation furthers the interest of all stockholders and should increase stockholder return.” Id. (citing Saito v. McKesson HBOC, Inc., 806 A.2d 113, 115 (Del. 2002)). The JDS Persons have the requisite “credible basis” for suspecting wrongdoing or mismanagement in connection with the NOL Analysis. Further, investigating the suitability of directors is another recognized proper purpose. See Pershing Square, L.P. v. Ceridian Corp., 923 A.2d 810, 818 (Del. Ch. 2007).  So too is communicating with stockholders about matters of corporate concern. See Devon v. Pantry Pride, Inc., 1984 WL 8250, at *2 (Del. Ch. Nov. 21, 1984). These proper purposes establish unequivocally our right to the information requested below.

Books and Records Sought
Accordingly, the JDS Persons hereby demand the right to inspect and copy the Books and Records of the Company described in Exhibit 1. For purposes of this letter, the term “Books and Records” means all documents and other nonverbal methods and mediums of information storage of any nature whatsoever referring or relating to the listed topics, including, but not limited to, memoranda, board minutes, telephone records, diaries, data compilations, emails, text messages, instant messaging programs, communications through any mobile app and other correspondence in any form authored by or received by any of the Company’s directors, officers, or other employees or its financial advisors or other advisors.
The JDS Persons hereby demand that: (1) originals or attested copies of the documents and records described in Exhibit 1 be made available for inspection and copying by the JDS Persons, their designated representatives, or their attorneys or agents during usual business hours, beginning no later than five business days after the Company receives this letter, and continuing from day to day thereafter during usual business hours until the inspection is completed, or (2) the Company deliver copies of such records, within five business days after receipt of this letter, to the attention of the JDS Persons’ counsel, Jeffrey Kochian, of the law firm of Akin Gump Strauss Hauer & Feld LLP.  Mr. Kochian’s contact information is as follows:

Jeffrey Kochian
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
(212) 872-8069
jkochian@akingump.com
The JDS Persons will reimburse reasonable copy costs if the documents are sent to its counsel.
This demand authorizes Mr. Kochian and his partners, employees and any other persons designated by him, to conduct the inspection and copying of the Books and Records demanded, and to otherwise act on the JDS Persons’ behalf. The JDS Persons have executed a Power of Attorney designating Mr. Kochian as its agent, which is enclosed with this letter. An affidavit relating to this notice and stockholder demand pursuant to Section 220 of the DGCL has also been attached to this letter.
The DGCL requires your response to our above request within five business days of the date of this letter. Accordingly, please promptly advise Mr. Kochian in writing on or before the expiration of five business days after the date this demand is received by the Company as to where and on what dates the Books and Records demanded will be made available to the JDS Persons, their designated representatives, or their attorneys or agents. Alternatively, if the Company desires, it can provide the Books and Records demanded without the need for inspection and copying by sending complete and unredacted copies of them to the JDS Persons’ counsel. Should the Company refuse to provide the demanded Books and Records, please provide us with a detailed written explanation for the reasons behind that refusal.  In that regard, to the extent Books and Records responsive to the Demand are withheld as privileged or otherwise immune from disclosure, please provide a description of any documents withheld and information sufficient to assess any claim of privilege or other immunity.

This notice complies in all respects with applicable law. If, however, the Company believes that this notice is incomplete or otherwise deficient in any respect, please contact Mr. Kochian immediately so that any alleged deficiencies may be promptly addressed.
Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.
I hereby affirm that the purposes for the demanded inspection as set forth above constitute a true and accurate statement of the reasons the JDS Persons seek to review the demanded books and records, and that such demand is made in good faith. These purposes are both proper and reasonably related to its interest as a stockholder of the Company.

Very truly yours,

JDS1, LLC

/s/ Julian Singer
              By: Julian Singer
                                      Title: Managing Member

              /s/ Julian Singer
              Julian Singer

Enclosures.

cc: Jeffrey Kochian, Esq.

Receipt acknowledged on

________________, 2019

By: __________________________
Name
Title

EXHIBIT 1
1.	All Books and Records relating to the implementation of the Current Plan, including, without limitation, all Board Materials[2] related thereto.
2.
Documents and communications between or among any members of the Board, officers and/or any financial advisor or accounting firm (including, without limitation, any Section 382 study conducted by such accounting firm) of the Company related to the implementation of the Current Plan.

3.	Documents and communications sufficient to show the analysis undertaken by or on behalf of the Company related to the implementation of the Current Plan.
4.	All Books and Records relating to the JDS Nominations Process, including, without limitation, all Board Materials related thereto.
5.	Documents and communications between or among any members of the Board, officers and/or any financial advisor of the Company related to the JDS Nominations Process.
6.	Documents and communications sufficient to show the analysis undertaken by or on behalf of the Company related to the JDS Nominations Process.
7.	Any other Books and Records responsive to any of the purposes of the demanded inspection as set forth in this letter.

2 The term “Board Materials” as used herein means all documents concerning, related to, provided at, considered at, discussed at, or prepared or disseminated in connection with, any regular, special, or ad hoc meeting of any Board of Directors (the “Board”) or any regular, specially created, or ad hoc committee or subcommittee of the Board, including all presentations, analyses, data, board packages, recordings, agendas, summaries, memoranda, transcripts, notes, minutes of meetings, drafts of minutes of meetings, exhibits distributed at meetings, summaries of meetings, and resolutions.

AFFIDAVIT

STATE OF NEW JERSEY                         )
                                                                      ) ss.
COUNTY OF Bergen                                 )

I, Julian Singer, being duly sworn upon oath, depose and state as follows:
1. I am the Managing Member of JDS1, LLC, and together with JDS1, LLC I am the beneficial owner of 929,700 shares of common stock of Support.com, Inc. (the “Company”).
2. I am authorized on my own behalf and on behalf of JDS1, LLC to make the accompanying demand for the Company’s Books and Records pursuant to DGCL Section 220.
3. My rights and JDS1, LLC’s rights in the 929,700 shares of stock of the Company have not been sold, assigned, hypothecated, pledged or otherwise transferred or disposed of to anyone whomsoever.
4. The facts and statements contained in the Stockholder Demand Letter are true and correct to the best of my knowledge.
I affirm the foregoing statements to be true and correct to the best of my knowledge and belief under penalty of perjury.
Dated: October 2, 2019

/s/ Julian Singer
Julian Singer

SWORN TO AND SUBSCRIBED

before me this ______2____ day of

______October____________, 2019

______/s/_Ann Marie Lisa________
NOTARY PUBLIC

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that the undersigned hereby constitutes, designates and appoints Jeffrey Lazar Kochian, and his partners, associates, employees and any other persons to be designated by him, as the undersigned’s true and lawful attorney-in-fact and agent for the undersigned, and in the undersigned’s name, place and stead, in any and all capacities, to conduct the inspection and copying of the books and records demanded in the enclosed Stockholder Inspection Demand pursuant to DGCL Section 220, dated October 2, 2019.

IN WITNESS THEREOF, the undersigned has executed this instrument effective as of the 2nd day of October, 2019.

JDS1, LLC

/s/ Julian Singer
By: Julian Singer
 Title: Managing Member

/s/ Julian Singer
Julian Singer

SWORN TO AND SUBSCRIBED

before me this ______2_____ day of

______October____________, 2019

______/s/ Ann Marie Lisa__________
NOTARY PUBLIC